[GRAPHIC OMITTED]                   Contact: R. Miller, Treasurer (201) 930-9305

          GEOTEK COMMUNICATIONS FILES FOR VOLUNTARY CHAPTER 11, OBTAINS $10.0 MILLION IN POST-PETITION FINANCING FOR CONTINUING OPERATIONS

      Montvale, New Jersey - June 29, 1998 - Geotek Communications, Inc. (NASDAQ: GOTK) (Pacific: GEO), provider of mobile logistics systems, announced today that it and its domestic subsidiaries have filed voluntary petitions seeking protection under Chapter 11 of the Bankruptcy Code. The filing in the U.S. Bankruptcy Court in Wilmington, Delaware, together with $10.0 million in debtor-in-possession financing, will enable the Company to conduct its business while it attempts to negotiate a plan to reorganize with its major creditors and seek additional capital; or, in the alternative, to find a strategic buyer for its business. The debtor-in-possession financing agreement was filed with a term sheet for a Chapter 11 Plan of Reorganization prepared by the debtor-in-possession lender.

      Subject to court approval, Geotek expects to use all operating revenues from the continued sales of its communication systems and services, in addition to the $10.0 million debtor-in-possession commitment from S-C Rig Investments III, L.P., an affiliate of the Soros Group, to fulfill obligations associated with operating its business. Employees will receive salaries in the normal manner and benefits programs continue.

      Commenting on the announcement, William Spier, recently appointed Chairman of Geotek, said, "The filing, coupled with the new financing, affords the Company the opportunity to stabilize its financial situation, restructure its balance sheet, and reinforce and maximize the underlying value of its business to attract additional investors or strategic partners."

      As of March 31, 1998, Geotek Communications,  Inc. had consolidated assets
(unaudited)  of  approximately   $351  million  and   consolidated   liabilities
(unaudited) of approximately $424 million.

      Geotek is a provider of mobile logistics systems in the United States.

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